UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

FIRST FOUNDATION, INC.

(Exact name of registrant as specified in its charter)

California	001-36461	20-8639702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18101 Von Karman Avenue, Suite 700 Irvine, CA 92612		92612
(Address of principal executive offices)		(Zip Code)

(949) 202-4160

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As discussed in Item 5.02 below, David S. DePillo has been appointed as President of First Foundation Bank, or FFB, the Company’s wholly-owned banking subsidiary, effective May 11, 2015. Unless sooner terminated, Mr. DePillo employment with FFB will continue until December 31, 2018.

Set forth below is a summary of the material terms of Mr. DePillo employment with FFB.

Salary. Mr. DePillo’s base annual salary will be $400,000.

Participation in Incentive Compensation and Employee Benefit Plans. Like other executive officers, Mr. DePillo will be entitled to participate in any management bonus or incentive compensation plans that may be adopted by the Board of Directors or its Compensation Committee and will be eligible to receive grants of equity incentives under the Company’s equity incentive plans. He also will be entitled to participate in life, medical and disability insurance plans, and qualified retirement programs which are generally made available from time to time to senior executives of FFI and its subsidiaries.

Restricted Stock Unit Grant. Upon commencement of his employment with FFB, Mr. DePillo will receive a grant of 15,900 restricted stock units (or RSUs), which will be subject to the risk of forfeiture in the event of an early termination of Mr. DePillo service with FFB. That risk of forfeiture will lapse in three installments, each as to 5,300 RSUs, on April 28, 2016, April 28, 2017 and April 28, 2018, respectively (each a “vesting date”), provided that Mr. DePillo is still in the service of the Company or FFB on such vesting date.

Early Termination of Employment without Cause and Severance Compensation. FFB may terminate Mr. DePillo’s employment at any time with or without cause and Mr. DePillo will be entitled to terminate his employment for “good reason” due to the taking of any of certain enumerated actions by the Company or FFB which materially and adversely affects the terms or conditions of Mr. DePillo’s employment. In the event of a termination of his employment by FFB without cause or by Mr. DePillo for good reason, he would become entitled to severance compensation consisting of FFB’s continued payment to him of his then monthly salary for a period of 12 months thereafter or for the remainder of the original term of his employment, whichever is shorter.

Change of Control. If a change of control of the Company takes place while Mr. DePillo is employed by the FFB and, within the succeeding12 months his employment is terminated by the Company (or its successor) without cause or by Mr. DePillo for good reason, he will be entitled to severance compensation comprised of (i) an amount equal to two (2) times the sum of his then annual salary and the maximum bonus compensation that he would have earned under any bonus or incentive compensation plan in which he was then participating, (ii) the acceleration of vesting of his then unvested stock options or RSUs, if any, and (iii) continuation of health insurance benefits for a period that is the shorter of two years or until he obtains employment with another employer that offers comparable health insurance benefits. However, such change of control compensation will be subject to reduction if and to the extent necessary to avoid the imposition of an excess tax under Section 4999 of the Internal Revenue Code.

The terms and provisions of Mr. DePillo’s employment are in the process of being incorporated into a written employment agreement which we intend to file with the SEC by an amendment to this Current Report on Form 8-K.

The foregoing summary of the terms of Mr. DePillo’s employment is not intended to be complete and will be qualified by reference to that agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Executive Officer.

On May 4, 2015, the Company announced the appointment of David S. DePillo as President of First Foundation Bank, or FFB, the Company’s wholly-owned banking subsidiary. FFB is a California state chartered commercial bank, the deposits of which are insured by the FDIC to the maximum extent permitted by law. As of December 31, 2014, FFB had approximately $1.35 billion of total assets, $1.17 billion of loans and $963 million of deposits.

Mr. DePillo has more than 25 years of banking and investment management experience. He was most recently at Umpqua Bank, where he served as Executive Vice President from April 2014, following Umpqua’s acquisition of Sterling Savings Bank, until he left to join FFB. From August 2010 until his appointment as Executive Vice President of Umpqua Bank, Mr. DePillo held several management positions with Sterling Savings Bank, including Vice Chairman, Chief Credit Officer and Chief Lending Officer.

Except for his employment with FFB, there are no existing transactions to which the Company or FFB is a party in which Mr. DePillo has a direct or indirect financial interest.

There are no family relationships between Mr. DePillo and any of the directors or officers of the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FOUNDATION, INC.

Date: May 8, 2015	By:	/s/ JOHN M. MICHEL
John M. Michel
Executive Vice President and Chief Financial Officer

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